News Release

May 3, 2022

SSR MINING REPORTS FIRST QUARTER 2022 RESULTS

HIGHLIGHTS

•ATTRIBUTABLE & ADJUSTED ATTRIBUTABLE Q1 DILUTED EPS OF $0.31 AND $0.30 PER SHARE, RESPECTIVELY
•ROBUST QUARTERLY PRODUCTION OF APPROXIMATELY 174,000 OUNCES AT AISC * OF $1,093 PER OUNCE
•ÇӦPLER QUARTERLY SULFIDE THROUGHPUT RECORD, FLOTATION PLANT RAMP UP CONTINUED
•SEABEE ACHIEVED QUARTERLY PRODUCTION RECORD OF APPROXIMATELY 53,000 OUNCES
•ÇAKMAKTEPE EXTENSION (“ARDICH”) ADVANCING TOWARDS 2023 FIRST PRODUCTION
•INTERNAL APPROVALS TO ADVANCE 60% IRR C2 PROJECT TO PFS
•CLOSED THE ACQUISITION OF TAIGA GOLD, EXPANDING LAND POSITION IN SASKATCHEWAN TO APPROXIMATELY 131,000 HECTARES
•INCREASED Q1 DIVIDEND BY 40%
•PUBLISHED FOURTH ANNUAL ESG AND SUSTAINABILITY REPORT

DENVER - SSR Mining Inc. (NASDAQ/TSX: SSRM, ASX: SSR) ("SSR Mining" or the “Company") reports consolidated financial results for the first quarter ended March 31, 2022. In addition, the Board of Directors declared a quarterly cash dividend of $0.07 per common share payable on June 9, 2022 to holders of record at the close of business on May 13, 2022. This dividend qualifies as an 'eligible dividend' for Canadian tax purposes.

Rod Antal, President and CEO said, "The first quarter of 2022 continued SSR Mining’s proud track record of operational outperformance, as we delivered gold equivalent production of 173,675 ounces at AISC of $1,093/oz, positioning the Company well against full year guidance. In particular, we reported record quarterly production of 52,582 ounces at Seabee as we accessed a continuation of a high-grade zone outside of the Mineral Reserve that was first mined in the second quarter of 2021. Similarly at Çöpler, the ramp up of the flotation circuit is well underway, allowing us to process a record number of tonnes through the sulfide plant in the quarter. Across the remainder of the portfolio, we continue to expect stronger production in the quarters ahead, in line with our previously announced guidance of 700,000 to 780,000 gold equivalent ounces at AISC of $1,120 to $1,180 per gold equivalent ounce.

From a financial perspective, we increased our quarterly dividend payment by 40% to $0.07 per share within the first quarter. We continue to expect free cash flow to be weighted to the second half of 2022, and we will work to ensure that our capital returns initiatives appropriately reflect our robust free cash flow generation. Finally, our high-return growth initiatives continue to advance on schedule with Çakmaktepe Extension and C2 targeting first production in 2023 and 2025, respectively. We expect to release a number of exploration updates across our asset base through the second half of the year across and will look to incorporate those results into updated technical reports in 2023 that build on the strong base-line established earlier this year.”

* AISC is a non-GAAP metric which is customary in the mining industry, but for which there is no standardized definition or comparable financial measure under U.S. GAAP. As a result, we have not identified a comparable financial measure calculated under U.S. GAAP. See. "Cautionary Note Regarding Non-GAAP Financial Measures".

SSR Mining Inc.	PAGE 1

First Quarter 2022 Highlights:
(All figures are in U.S. dollars unless otherwise noted)
▪Robust quarterly operating performance: Delivered first quarter production of 173,675 gold equivalent ounces at AISC of $1,093/oz. (1) Previously announced full year guidance of 700,000 – 780,000 gold equivalent ounces at AISC of $1,120 to $1,180 per gold equivalent ounce is unchanged and remains weighted to the second half of the year.

▪Continued delivery of cash flow: Generated cash flows from operating activities of $62.2 million and free cash flow of $27.7 million in the first quarter. (1) As previously guided, free cash flow was impacted by increased tax and royalty payments, as well as increased working capital outlays, in the first quarter and remains significantly second half weighted. Attributable net income in the first quarter was $67.6 million, or $0.31 per diluted share, and adjusted attributable net income was $65.9 million, or $0.30 per diluted share. (1)

▪Dividend increased as part of capital returns commitment: During the first quarter, the Board declared a quarterly cash dividend of $0.07 per share, a 40% increase over the prior quarter, which was paid on April 4, 2022. The Normal Course Issuer Bid (“NCIB”), first announced on April 19, 2021, remained active during the quarter.

▪Balance sheet continues to support growth initiatives: At the end of the first quarter, the Company had a cash and cash equivalent balance of $999.0 million, after $17.8 million in scheduled debt repayments and $30.8 million in dividends to joint venture partners. Non-GAAP net cash totals $680.6 million as of March 31, 2022. (1)

▪Three-year guidance showcased stable production profile above 700,000 gold equivalent ounces: In the first quarter, SSR Mining announced its inaugural three-year production guidance highlighting annual production in excess of 700,000 gold equivalent ounces in 2022, 2023 and 2024 without requirements for material capital investment. In addition, updated technical report summaries for all four producing assets established a platform that we expect will be capable of maintaining 700,000 gold equivalent ounces of production for at least the remainder of the decade.

▪Increased gold Mineral Reserves by 14% to 9.2 million ounces: Mineral Reserve conversion at Ardich and Seabee’s Gap Hangingwall drove a 1.1 million ounce, or 14%, increase to total gold Mineral Reserves, net of depletion.

▪Çöpler flotation circuit ramp-up well underway, Çakmaktepe Extension development progressing: Delivered gold production of 70,641 ounces in the first quarter at AISC of $955 per ounce. The sulfide plant treated a record of approximately 645,000 tonnes in the quarter. The Company continues to progress Çakmaktepe Extension towards first gold production in 2023. In the first quarter of 2022, the Company released an updated Çöpler District Master Plan (“CDMP21”) that showcased life of mine production of more than 1.2 million ounces of gold from Çakmaktepe Extension for $69 million in initial capital, and an Initial Assessment Case (“IAC”) for the C2 project that featured more than 1.0 million ounces of gold production for $218 million in initial capital and an IRR of approximately 60%.

▪Marigold on track for full year production guidance: Delivered gold production of 33,788 ounces for the first quarter as the timing and grade of material stacked deferred some ounces into the second quarter. Full-year production remains second-half weighted as higher-grade ore is accessed later in the year.

▪Seabee delivers record quarterly production: Produced 52,582 ounces of gold at AISC of $596 per ounce as processed grades of 17.8 g/t were well above plan. Mining accessed a continuation of a very high grade zone outside of the Mineral Reserve that was first mined in the second quarter of 2021. Exploration is underway in an attempt to further define extension of this high-grade zone, though grades are scheduled to return closer to plan of 9.2 g/t for the remainder of 2022. Operational excellence initiatives also improved underlying mine performance in the first quarter, including a quarterly record of nearly 103,000 tonnes mined (approximately 1,150 tonnes per day).

▪Puna continues strong cost performance: Produced 1.3 million ounces of silver at cash costs of $13.06 per ounce in the first quarter and AISC of $14.67 per ounce. The mine remains on track to achieve its full-year guidance.

▪2021 ESG and Sustainability Report: On April 14, 2022, the Company published its fourth annual ESG and Sustainability Report. The report outlines SSR Mining’s approach to sustainability across a range of areas, including Health & Safety, environment, communities and diversity, as well as summarizes our 2021 ESG performance.

SSR Mining Inc.	PAGE 2

▪Announced the sale of the Pitarrilla project: On January 13, 2022, the Company announced it had entered into a definitive agreement to sell its Pitarrilla silver project in Durango, Mexico to Endeavour Silver Corp. (“EXK”) for total consideration of up to $127 million. This consideration includes $35 million in cash, $35 million in EXK shares, and a 1.25% Net Smelter Return (“NSR”) royalty on the Pitarrilla property. (2) The transaction, which is subject to TSX and NYSE regulatory approvals, the approval of the Mexican Federal Economic Competition Commission and customary closing conditions, is expected to close in the second quarter of 2022.

▪Closed the acquisition of Taiga Gold Corp.: Subsequent to the quarter’s end, on April 14, 2022, SSR Mining completed the previously announced plan of arrangement (the “Arrangement”) to acquire all of the issued and outstanding shares of Taiga Gold Corp. (CSE: TGC) (“Taiga Gold”). The transaction consolidated a 100% interest in the Fisher property contiguous to the Seabee mine, eliminated a 2.5% NSR royalty on the Fisher property, and added five new properties covering over 29,100 hectares to complement the Company’s existing exploration platform in the underexplored and geologically prospective Province of Saskatchewan. SSR Mining’s Saskatchewan assets now cover an area of approximately 131,150 hectares.

(1)The Company reports non-GAAP financial measures including adjusted attributable net income, adjusted basic attributable net income per share, free cash flow, net cash, cash costs and AISC per ounce sold to manage and evaluate its operating performance at its mines. See "Cautionary Note Regarding Non-GAAP Financial Measures" for an explanation of these financial measures and a reconciliation of these financial measures to net income and production costs, which are the comparable GAAP financial measures.
(2)The estimated value of the net smelter return royalty is based on the present value of net smelter returns of the Pitarrilla property from the “NI 43-101 Technical Report on the Pitarrilla Project, Durango State, Mexico”, dated December 14, 2012, which is available on Company’s website at www.ssrmining.com, discounted at a rate of 5%. The estimated value assumes a silver price of US$25/oz, a lead price of US$0.90/lb, and a zinc price of US$0.95/lb. The assumptions underlying the estimated value of the Pitarrilla project NSR royalty, including those supporting the Technical Report on the Pitarrilla Project and future metal prices, represent estimates and actual royalties received by SSR Mining in connection with the Transaction may differ from projected amounts.

SSR Mining Inc.	PAGE 3

Financial and Operating Highlights
A summary of the Company's consolidated financial and operating results for the three months ended March 31, 2022 are presented below:

(in thousands of US dollars, except per share data)	Three Months Ended March 31,
	2022	2021
Financial Results
Revenue	$355,446	$366,484
Income from mine operations (2)	$143,184	$150,842
Gross margin (2)	40%	41%
Operating income	$115,870	$129,183
Net income	$76,106	$127,451
Net income attributable to equity holders of SSR Mining	$67,563	$108,861
Basic net income per share attributable to equity holders of SSR Mining	$0.32	$0.50
Diluted net income per share attributable to equity holders of SSR Mining	$0.31	$0.48
Adjusted attributable net income (1)	$65,942	$110,735
Adjusted basic attributable net income per share (1)	$0.31	$0.50
Adjusted diluted attributable net income per share (1)	$0.30	$0.48

Cash generated by operating activities	$62,187	$127,503
Cash used in investing activities	$(27,885)	$(55,734)
Cash used in financing activities	$(53,449)	$(66,407)

Operating Results
Gold produced (oz)	157,010	170,149
Gold sold (oz)	157,179	173,370
Silver produced ('000 oz)	1,303	1,792
Silver sold ('000 oz)	1,760	1,949
Lead produced ('000 lb) (4)	7,303	6,164
Lead sold ('000 lb) (4)	10,212	6,102
Zinc produced ('000 lb) (4)	1,843	3,079
Zinc sold ('000 lb) (4)	3,129	808

Gold equivalent produced (oz) (5)	173,675	196,094
Gold equivalent sold (oz) (5)	179,692	201,494

Average realized gold price ($/oz sold)	$1,880	$1,798
Average realized silver price ($/oz sold)	$23.85	$26.02

Cash cost per gold equivalent ounce sold (1, 5)	$775	$689
AISC per gold equivalent ounce sold (1, 5)	$1,093	$970

Financial Position	March 31, 2022	December 31, 2021
Cash and cash equivalents	$998,986	$1,017,562
Current assets	$1,677,539	$1,600,314
Total assets	$5,212,663	$5,211,438
Current liabilities	$278,501	$283,882
Total liabilities	$1,126,572	$1,158,921
Working capital (3)	$1,399,038	$1,316,432

(1)The Company reports non-GAAP financial measures including adjusted attributable net income, adjusted basic attributable net income per share, cash costs and AISC per ounce sold to manage and evaluate its operating performance at its mines. See "Non-GAAP Financial Measures" for an explanation of these financial measures and a reconciliation of these financial measures to net income and production costs, which are the comparable GAAP financial measures.
(2)Income from mine operations is defined as revenue less production costs and DD&A. Gross margin is defined as income from mine operations divided by revenue.
(3)Working capital is defined as current assets less current liabilities.
(4)Data for lead production and sales relate only to lead in lead concentrate. Data for zinc production and sales relate only to zinc in zinc concentrate.
(5)Gold equivalent ounces are calculated using the silver ounces produced or sold multiplied by the ratio of the silver price to the gold price, using the average London Bullion Market Association (“LBMA”) prices for the period. The Company does not include copper, lead, or zinc as they are considered by-products.

SSR Mining Inc.	PAGE 4

Çöpler, Turkey
(amounts presented on 100% basis)

	Three months ended March 31,
Operating Data	2022	2021
Gold produced (oz)	70,641	78,478
Gold sold (oz)	72,425	82,502

Ore mined (kt)	1,011	3,007
Waste removed (kt)	5,135	3,683
Total material mined (kt)	6,146	6,689
Strip ratio	5.1	1.2

Ore stacked (kt)	63	941
Gold grade stacked (g/t)	0.78	1.29

Ore milled (kt)	645	580
Gold mill feed grade (g/t)	3.32	3.32
Gold recovery (%)	87.0	90.8

Average realized gold price ($/oz sold)	$1,873	$1,811
Production costs ($/oz gold sold)	$864	$805
Cash costs ($/oz gold sold) [6]	$844	$589
AISC ($/oz gold sold) [6]	$955	$738

(6)The Company reports the non-GAAP financial measures of cash costs and AISC per ounce of gold sold to manage and evaluate operating performance at Çöpler. See "Non-GAAP Financial Measures" for an explanation of these financial measures and a reconciliation to production costs, which are the comparable GAAP financial measure. Cash costs and AISC per ounce of gold sold in 2022 no longer exclude the impact of any fair value adjustment on acquired inventories as of the date of the Company's acquisition of Alacer.

For the three months ended March 31, 2022 and 2021, Çöpler produced 70,641 and 78,478 ounces of gold, respectively. Lower production against the prior year period is mainly due to depleting oxide ore. AISC of $955/oz for the first quarter was in line with full-year guidance.

Çöpler remains on track with 2022 production guidance of 255,000 to 285,000 ounces of gold at mine site AISC of $915 to $965 per payable ounce. The flotation circuit continued to ramp up in the quarter, supporting record throughput of 645,239 tonnes in the sulfide plant while helping to reduce reagent usage going forward. Scheduled autoclave maintenance is planned for the second and fourth quarters of 2022.

Çakmaktepe Extension continues to progress towards first gold production in 2023. As highlighted in the CDMP21, Çakmaktepe Extension is expected to contribute more than 1.2 million ounces of gold production for initial capital of $69 million. The Company is also progressing the C2 project through a Pre-Feasibility Study in 2022, targeting first production for the project in 2025 for initial capital of $218 million.

SSR Mining Inc.	PAGE 5

Marigold, USA

	Three months ended March 31,
Operating Data	2022	2021
Gold produced (oz)	33,788	67,936
Gold sold (oz)	36,954	65,012

Ore mined (kt)	4,820	5,711
Waste removed (kt)	19,788	18,051
Total material mined (kt)	24,608	23,763
Strip ratio	4.1	3.2

Ore stacked (kt)	4,820	5,711
Gold grade stacked (g/t)	0.39	0.41

Average realized gold price ($/oz sold)	$1,864	$1,787
Production costs ($/oz gold sold)	$1,048	$826
Cash costs ($/oz gold sold) [7]	$1,048	$823
AISC ($/oz gold sold) [7]	$1,564	$1,195

(7)The Company reports the non-GAAP financial measures of cash costs and AISC per ounce of gold sold to manage and evaluate operating performance at Marigold. See "Non-GAAP Financial Measures" for an explanation of these financial measures and a reconciliation to production costs, which are the comparable GAAP financial measure.

For the three months ended March 31, 2022 and 2021, Marigold produced 33,788 and 67,936 ounces of gold, respectively. Marigold stacked 46,445 ounces of recoverable gold to the heap leach in Q1 2022. The decrease against the prior year period was the result of mine scheduling and increase in heap leach inventory delaying some gold production into the second quarter. The heap leach inventory increased due to the timing of the ore placements on the pads and slower leaching rates of finer ore from the north pits. As previously guided, quarterly AISC of $1,564/oz was above Marigold’s full-year guidance range due to increased waste stripping and fewer ounces sold.

In 2022, Marigold remains on track for production guidance of 215,000 to 245,000 ounces of gold at mine site AISC of $1,245 to $1,295 per ounce. As previously guided, production is weighted to the second half of the year. Production will increase in subsequent quarters, alongside improving AISC, as the heap leach inventory is drawn back down and as higher-grade ore is accessed later in the year.

SSR Mining Inc.	PAGE 6

Seabee, Canada

	Three months ended March 31,
Operating Data	2022	2021
Gold produced (oz)	52,582	23,735
Gold sold (oz)	47,800	25,766

Ore mined (kt)	103	88
Waste removed (kt)	65	70
Total material mined (kt)	167	158

Ore milled (kt)	95	90
Gold mill feed grade (g/t)	17.77	8.45
Gold recovery (%)	98.6	98.3

Average realized gold price ($/oz sold)	$1,902	$1,780
Production costs ($/oz gold sold)	$343	$643
Cash costs ($/oz gold sold) [8]	$344	$616
AISC ($/oz gold sold) [8]	$596	$1,111

(8)The Company reports the non-GAAP financial measures of cash costs and AISC per ounce of gold sold to manage and evaluate operating performance at Seabee. See "Non-GAAP Financial Measures" for an explanation of these financial measures and a reconciliation to production costs, which are the comparable GAAP financial measure.

For the three months ended March 31, 2022 and 2021, Seabee produced 52,582 and 23,735 ounces of gold, respectively. The increase in gold production was the result of a mill feed grade of 17.8 g/t during the first quarter of 2022, a 110% increase compared to the same period in 2021, as mining accessed a continuation of a very high grade zone outside of the Mineral Reserve that was first mined in the second quarter of 2021. AISC of $596/oz was below full-year guidance due to the increased production during the quarter. Seabee also benefited from continued operational excellence initiatives that drove improved mine performance in the first quarter, including a quarterly record of 102,528 tonnes mined (approximately 1,150 tonnes per day). Grades are expected to return closer to plan (approximately 9.2 g/t) through the remainder of 2022.

Following the record quarterly performance, Seabee is tracking to the top end of the mine’s 115,000 to 125,000 gold production guidance, while costs track to the lower end of the $895 to $945 per ounce AISC guidance.

SSR Mining Inc.	PAGE 7

Puna, Argentina

	Three months ended March 31,
Operating Data	2022	2021
Silver produced ('000 oz)	1,303	1,792
Silver sold ('000 oz)	1,760	1,949
Lead produced ('000 lb)	7,303	6,164
Lead sold ('000 lb)	10,212	6,102
Zinc produced ('000 lb)	1,843	3,079
Zinc sold ('000 lb)	3,129	808
Gold equivalent sold ('000 oz) (2)	22,513	28,214

Ore mined (kt)	347	239
Waste removed (kt)	2,078	1,994
Total material mined (kt)	2,425	2,234
Strip ratio	6.0	8.3

Ore milled (kt)	373	383
Silver mill feed grade (g/t)	114.4	153.7
Lead mill feed grade (%)	0.97	0.83
Zinc mill feed grade (%)	0.44	0.61
Silver mill recovery (%)	92.8	94.6
Lead mill recovery (%)	91.6	87.8
Zinc mill recovery (%)	44.0	59.4

Average realized silver price ($/oz sold)	$23.85	$26.02
Production costs ($/oz silver sold)	$20.33	$12.92
Cash costs ($/oz silver sold) [9]	$13.06	$10.65
AISC ($/oz silver sold) [9]	$14.67	$13.10

(9)The Company reports the non-GAAP financial measures of cash costs and AISC per ounce of gold sold to manage and evaluate operating performance at Puna. See "Non-GAAP Financial Measures" for an explanation of these financial measures and a reconciliation to production costs, which are the comparable GAAP financial measure.

For the three months ended March 31, 2022 and 2021, Puna produced 1.3 million and 1.8 million ounces of silver, respectively, a 27% decrease against the prior year period. The decrease is primarily due to silver grades and tonnes processed that were 26% and 3% lower, respectively, during the three months ended March 31, 2022. Unfavorable weather conditions during the first two months of the first quarter of 2022 impeded access to the bottom of Phase 2 of the mine containing high-grade ore . As such, lower grades of ore in existing stockpiles were fed into the plant, which resulted in fewer silver ounces produced.

Puna remains on track to produce 8.0 to 9.0 million ounces of silver at mine site AISC of $14.75 to $16.25 per ounce in 2022. Production is expected to remain weighted to the second half of 2022, with tonnes processed targeted to remain at or above 4,500 tpd throughout the year.

SSR Mining Inc.	PAGE 8

Conference Call Information

This news release should be read in conjunction with the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2022, filed with the U.S. Securities and Exchange Commission (the “SEC”) and available on the SEC website at www.sec.gov or www.ssrmining.com.

▪Conference call and webcast: Tuesday, May 3, 2022, at 5:00 pm EDT.

Toll-free in U.S. and Canada:	+1 (800) 319-4610
All other callers:	+1 (604) 638-5340
Webcast:	http://ir.ssrmining.com/investors/events

▪The conference call will be archived and available on our website. Audio replay will be available for two weeks by calling:

Toll-free in U.S. and Canada:	+1 (855) 669-9658, replay code 8630
All other callers:	+1 (412) 317-0088, replay code 8630

Dividend Declaration

On May 3, 2022 the Board of Directors declared a quarterly cash dividend of $0.07 per common share, payable on June 9, 2022 to holders of record at the close of business on May 13, 2022. This dividend qualifies as an 'eligible dividend' for Canadian income tax purposes.

The dividend payment applies to holders of SSR Mining’s common shares, which trade on the Toronto Stock Exchange and the Nasdaq under the symbol SSRM, and to holders of its CHESS Depositary Interests ("CDIs"), which trade on the Australian Securities Exchange under the symbol SSR. Each CDI confers a beneficial interest in one common share. Therefore, CDI holders are entitled to a dividend calculated on the same basis as the holders of SSR Mining’s common shares.

SSR Mining has sought and been granted a temporary waiver of certain of the ASX Settlement Operating Rules. Under the authority of the waiver, the processing of conversions of common shares to CDIs, or CDIs to common shares, lodged on or after or after May 12, 2022, will be deferred until after the record date of May 13, 2022. The key dates with respect to the dividend are as follows:

Last date for processing requests to convert CDIs into common shares and to convert common shares into CDIs before the record date for the dividend	May 11, 2022
CDIs trade on the ASX on an ex‐dividend basis	May 12, 2022
Common shares trade on the TSX and Nasdaq on an ex‐dividend basis	May 12, 2022
Record date for the dividend	May 13, 2022
Processing recommences for requests to convert CDIs into common shares and to convert common shares into CDIs	May 16, 2022
Common share dividend payment date (in Canada and the United States)	June 9, 2022
Payment of dividend to CDI holders (in Australia)	June 10, 2022

Payments to Canadian shareholders will be made in Canadian dollars based on the exchange rate on the record date as reported by the Bank of Canada. Payments to other shareholders will be made in U.S. dollars. For CDI holders, payments will be made in Australian dollars, and it is expected to be based on the prevailing exchange rate sourced from the wholesale foreign exchange market on or around 5 business days after the record date.

SSR Mining Inc.	PAGE 9

About SSR Mining
SSR Mining Inc. is a leading, free cash flow focused gold company with four producing operations located in the USA, Turkey, Canada, and Argentina, combined with a global pipeline of high-quality development and exploration assets. In 2021, the four operating assets produced approximately 794,000 gold-equivalent ounces. SSR Mining is listed under the ticker symbol SSRM on the NASDAQ and the TSX, and SSR on the ASX.

SSR Mining Contacts:
F. Edward Farid, Executive Vice President, Chief Corporate Development Officer
Alex Hunchak, Director, Corporate Development and Investor Relations

SSR Mining Inc.
E-Mail: invest@ssrmining.com
Phone: +1 (416) 306-5789

To receive SSR Mining’s news releases by e-mail, please register using the SSR Mining website at www.ssrmining.com.

SSR Mining Inc.	PAGE 10

Cautionary Note Regarding Forward-Looking Information and Statements:

Except for statements of historical fact relating to us, certain statements contained in this news release constitute forward-looking information, future oriented financial information, or financial outlooks (collectively “forward-looking information”) within the meaning of applicable securities laws. Forward-looking information may be contained in this document and our other public filings. Forward-looking information relates to statements concerning our outlook and anticipated events or results and in some cases, can be identified by terminology such as “may”, “will”, “could”, “should”, “expect”, “plan”, “anticipate”, “believe”, “intend”, “estimate”, “projects”, “predict”, “potential”, “continue” or other similar expressions concerning matters that are not historical facts.

Forward-looking information and statements in this news release are based on certain key expectations and assumptions made by us. Although we believe that the expectations and assumptions on which such forward-looking information and statements are based are reasonable, undue reliance should not be placed on the forward-looking information and statements because we can give no assurance that they will prove to be correct. Forward-looking information and statements are subject to various risks and uncertainties which could cause actual results and experience to differ materially from the anticipated results or expectations expressed in this news release. The key risks and uncertainties include, but are not limited to: local and global political and economic conditions; governmental and regulatory requirements and actions by governmental authorities, including changes in government policy, government ownership requirements, changes in environmental, tax and other laws or regulations and the interpretation thereof; developments with respect to the COVID-19 pandemic, including the duration, severity and scope of the pandemic and potential impacts on mining operations; and other risk factors detailed from time to time in our reports filed with the Securities and Exchange Commission on EDGAR and the Canadian securities regulatory authorities on SEDAR.

Forward-looking information and statements in this news release include any statements concerning, among other things: forecasts and outlook; preliminary cost reporting in this document; timing, production, operating, cost, and capital expenditure guidance; our operational and development targets and catalysts; the results of any gold reconciliations; the ability to discover additional oxide gold ore; the generation of free cash flow and payment of dividends; matters relating to proposed exploration; communications with local stakeholders; maintaining community and government relations; negotiations of joint ventures; negotiation and completion of transactions; commodity prices; Mineral Resources, Mineral Reserves, conversion of Mineral Resources, realization of Mineral Reserves, and the existence or realization of Mineral Resource estimates; the development approach; the timing and amount of future production; the timing of studies, announcements, and analysis; the timing of construction and development of proposed mines and process facilities; capital and operating expenditures; economic conditions; availability of sufficient financing; exploration plans; receipt of regulatory approvals; expectations regarding COVID-19, its ongoing impact on us and any interruptions it may cause on our operations; renewal of the NCIB program; and any and all other timing, exploration, development, operational, financial, budgetary, economic, legal, social, environmental, regulatory, and political matters that may influence or be influenced by future events or conditions.

Such forward-looking information and statements are based on a number of material factors and assumptions, including, but not limited in any manner to, those disclosed in any other of our filings on EDGAR and SEDAR, and include: the inherent speculative nature of exploration results; the ability to explore; communications with local stakeholders; maintaining community and governmental relations; status of negotiations of joint ventures; weather conditions at our operations; commodity prices; the ultimate determination of and realization of Mineral Reserves; existence or realization of Mineral Resources; the development approach; availability and receipt of required approvals, titles, licenses and permits; sufficient working capital to develop and operate the mines and implement development plans; access to adequate services and supplies; foreign currency exchange rates; interest rates; access to capital markets and associated cost of funds; availability of a qualified work force; ability to negotiate, finalize, and execute relevant agreements; lack of social opposition to our mines or facilities; lack of legal challenges with respect to our properties; the timing and amount of future production; the ability to meet production, cost, and capital expenditure targets; timing and ability to produce studies and analyses; capital and operating expenditures; economic conditions; availability of sufficient financing; the ultimate ability to mine, process, and sell mineral products on economically favorable terms; and any and all other timing, exploration, development, operational, financial, budgetary, economic, legal, social, geopolitical, regulatory and political factors that may influence future events or conditions. While we consider these factors and assumptions to be reasonable based on information currently available to us, they may prove to be incorrect.

The above list is not exhaustive of the factors that may affect any of the Company’s forward-looking information. You should not place undue reliance on forward-looking information and statements. Forward-looking information and statements are only predictions based on our current expectations and our projections about future events. Actual results may vary from such forward-looking information for a variety of reasons including, but not limited to, risks and uncertainties disclosed in our filings on our website at www.ssrmining.com, on SEDAR at www.sedar.com, on EDGAR at www.sec.gov and on the ASX at www.asx.com.au and other unforeseen events or circumstances. Other than as required by law, we do not intend, and undertake no obligation to update any forward-looking information to reflect, among other things, new information or future events. The information contained on, or that may be accessed through, our website is not incorporated by reference into, and is not a part of, this document.

Cautionary Note to U.S. Investors

This news release includes terms that comply with reporting standards in Canada under National Instrument 43-101 – Standards of Disclosure for Mineral Projects (“NI 43-101”), including the terms “Mineral Reserves” and “Mineral Resources”. NI 43-101 is a rule developed by the Canadian Securities Administrators that establishes standards for all public disclosure an issuer makes of scientific and technical information concerning mineral projects. The standards of NI 43-101 differ significantly from the requirements of the SEC. Accordingly, information concerning mineral deposits set forth herein may not be comparable with information made in accordance with U.S. standards.

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Cautionary Note Regarding Non-GAAP Financial Measures

We have included certain non-GAAP financial measures to assist in understanding the Company’s financial results. The non-GAAP financial measures are employed by us to measure our operating and economic performance and to assist in decision-making, as well as to provide key performance information to senior management. We believe that, in addition to conventional measures prepared in accordance with GAAP, certain investors and other stakeholders will find this information useful to evaluate our operating and financial performance; however, these non-GAAP performance measures do not have any standardized meaning. These performance measures are intended to provide additional information and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. Our definitions of our non-GAAP financial measures may not be comparable to similarly titled measures reported by other companies. These non-GAAP measures should be read in conjunction with our consolidated financial statements.

Cash costs, AISC per ounce sold, adjusted attributable net income, free cash flow, and net cash are Non-GAAP Measures with no standardized definition under U.S GAAP.

Non-GAAP Measure – Net Cash
Net cash and net debt are used by management and investors to measure the Company's underlying operating performance. The Company believes that net cash is a useful measure for shareholders as it helps evaluate the strength of liquidity and available cash.

The following table provides a reconciliation of cash and cash equivalents to net cash:

	As of
(in thousands)	March 31, 2022	December 31, 2021
Cash and cash equivalents	$998,986	$1,017,562
Restricted cash	$35,315	$35,303
Total Cash	$1,034,301	$1,052,865

Short and Long Term Portion of Term Loan	122,500	140,000
Face Value of 2019 Convertible Note	$230,000	$230,000
Other Debt	$1,210	$1,450
Total Debt	$353,710	$371,450

Net Cash (Debt)	$680,591	$681,415

Non-GAAP Measure - Cash Costs and AISC
The Company uses cash costs per ounce of precious metals sold to monitor its operating performance internally. The most directly comparable measure prepared in accordance with GAAP is production costs. The Company believes this measure provides investors and analysts with useful information about its underlying cash costs of operations and the impact of by-product credits on its cost structure. The Company also believes it is a relevant metric used to understand its operating profitability and ability to generate cash flow. When deriving the production costs associated with an ounce of precious metal, the Company includes by-product credits. Thereby allowing management and other stakeholders to assess the net costs of gold and silver production. In calculating cash costs per ounce, the Company also excludes the impact of specific items that are significant, but not reflective of its underlying operations.

AISC includes total production costs incurred at the Company's mining operations, which forms the basis of cash costs. Additionally, the Company includes sustaining capital expenditures, sustaining mine-site exploration and evaluation costs, reclamation cost accretion and amortization, and general and administrative expenses. This measure seeks to reflect the ongoing cost of gold and silver production from current operations; therefore, expansionary capital and non-sustaining expenditures are excluded. Certain other cash expenditures, including tax payments and financing costs are also excluded.

The Company believes that AISC represents the total costs of producing gold and silver from current operations and provides the Company and other stakeholders with additional information about its operating performance and ability to generate cash flows. It allows the Company to assess its ability to support capital expenditures and to sustain future production from the generation of operating cash flows.

When deriving the number of ounces of precious metal sold, the Company considers the physical ounces available for sale after the treatment and refining process, commonly referred to as payable metal, as this is what is sold to third parties.

AISC includes total production costs incurred at the Company's mining operations, which forms the basis of its cash costs and which are reconciled to reported production costs.

SSR Mining Inc.	PAGE 12

The following tables provide a reconciliation of production costs to cash costs and AISC:

	Three Months Ended March 31, 2022
(in thousands, unless otherwise noted)	Çöpler	Marigold	Seabee	Puna	Corporate	Total
Production costs (GAAP)	$62,584	$38,735	$16,410	$35,791	$—	$153,520
By-product credits	(1,464)	(41)	(35)	(16,734)	—	(18,274)
Treatment and refining charges	—	36	89	3,933	—	4,058
Cash costs (non-GAAP)	61,120	38,730	16,464	22,990	—	139,304
Sustaining capital expenditures	6,376	18,235	11,875	2,212	—	38,698
Sustaining exploration and evaluation expense	382	317	—	50	—	749
Reclamation cost accretion and amortization	395	513	141	431	—	1,480
General and administrative expense and stock-based compensation expense	914	—	3	148	15,174	16,239
Total AISC (non-GAAP)	$69,187	$57,795	$28,483	$25,831	$15,174	$196,470

Gold sold (oz)	72,425	36,954	47,800	—	—	157,179
Silver sold (oz)	—	—	—	1,760,387	—	1,760,387
Gold equivalent sold (oz) (11)(12)	72,425	36,954	47,800	22,513	—	179,692

Production cost per gold equivalent ounce sold	$864	$1,048	$343	$1,590	N/A	$854
Cash cost per gold ounce sold	$844	$1048	$344	N/A	N/A	N/A
Cash cost per silver ounce sold	N/A	N/A	N/A	$13.06	N/A	N/A
Cash cost per gold equivalent ounce sold	$844	$1,048	$344	$1,021	N/A	$775
AISC per gold ounce sold	$955	$1,564	$596	N/A	N/A	N/A
AISC per silver ounce sold	N/A	N/A	N/A	$14.67	N/A	N/A
AISC per gold equivalent ounce sold	$955	$1,564	$596	$1,147	N/A	$1,093

	Three Months Ended March 31, 2021
(in thousands, unless otherwise noted)	Çöpler	Marigold	Seabee	Puna	Corporate	Total
Production costs (GAAP)	$66,417	$53,711	$16,561	$25,174	$—	$161,863
By-product credits	(1,789)	(36)	(31)	(6,848)	—	(8,704)
Treatment and refining charges	—	194	188	3,321	—	3,703
Incremental COVID-19 related costs(10)	—	(332)	(852)	(893)	—	(2,077)
Fair value adjustment on acquired inventories	(16,069)	—	—	—	—	(16,069)
Cash costs (non-GAAP)	48,559	53,537	15,866	20,754	—	138,716
Sustaining capital expenditures	7,264	23,413	12,746	3,276	—	46,699
Sustaining exploration and evaluation expense	164	154	—	19	—	337
Reclamation cost accretion and amortization	826	661	116	406	—	2,009
General and administrative expense and stock-based compensation expense	4,095	(103)	(91)	1,084	2,775	7,760
Total AISC (non-GAAP)	$60,908	$77,662	$28,637	$25,539	$2,775	$195,521

Gold sold (oz)	82,502	65,012	25,766	—	—	173,280
Silver sold (oz)	—	—	—	1,949,086	—	1,949,086
Gold equivalent sold (oz) (11)(12)	82,502	65,012	25,766	28,214	—	201,494

Production cost per gold equivalent ounce sold	$805	$826	$643	$892	N/A	$803
Cash cost per gold ounce sold	$589	$823	$616	N/A	N/A	N/A
Cash cost per silver ounce sold	N/A	N/A	N/A	$10.65	N/A	N/A
Cash cost per gold equivalent ounce sold	$589	$823	$616	$736	N/A	$688
AISC per gold ounce sold	$738	$1,195	$1,111	N/A	N/A	N/A
AISC per silver ounce sold	N/A	N/A	N/A	$13.10	N/A	N/A
AISC per gold equivalent ounce sold	$738	$1,195	$1,111	$905	N/A	$970
(10)COVID-19 related costs include direct, incremental costs associated with COVID-19.
(11)Gold equivalent ounces are calculated using the silver ounces produced or sold multiplied by the ratio of the silver price to the gold price, using the average LBMA prices for the period. The Company does not include copper, lead, or zinc as they are considered by-products.
(12)Gold equivalent ounces sold may not re-calculate based on amounts presented in this table due to rounding.

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Non-GAAP Measure - Adjusted Attributable Net Income
Adjusted attributable net income and adjusted attributable net income per share are used by management to measure the Company's underlying operating performance. We believe this measure is also useful for shareholders to assess the Company’s operating performance. The most directly comparable financial measures prepared in accordance with GAAP are net income attributable to equity holders of SSR Mining and net income per share attributable to equity holders of SSR Mining. Adjusted attributable net income is defined as net income adjusted to exclude the after-tax impact of specific items that are significant, but not reflective of the Company's underlying operations, including impairment charges; foreign exchange (gains) losses and inflationary impacts on tax balances; transaction, integration, and SEC conversion expenses; and other non-recurring items.

The following table provides a reconciliation of net income attributable to equity holders of SSR Mining to adjusted net income attributable to equity holders of SSR Mining:

	Three months ended March 31,
(in thousands, unless otherwise noted)	2022	2021
Net income attributable to equity holders of SSR Mining (GAAP)	$67,563	$108,861
Interest saving on convertible notes, net of tax	$1,215	$1,575
Net income used in the calculation of diluted net income per share	$68,778	$110,436

Weighted-average shares used in the calculation of net income and adjusted net income per share
Basic	212,423	219,792
Diluted	224,736	232,169

Net income per share attributable to common stockholders (GAAP)
Basic	$0.32	$0.50
Diluted	$0.31	$0.48

Adjustments:
Fair value adjustment on acquired assets (13)	$0	$25,225
Foreign exchange loss (gain)	$3,287	$379
COVID-19 related costs (14)	$0	$2,077
Transaction, integration, and SEC conversion expense	$1,217	$4,492
Changes in fair value of marketable securities	$923	$586
Loss (gain) on sale of mineral properties, plant and equipment	$584	$22
Income tax impact related to above adjustments	$(708)	$(6,643)
Foreign exchange (gain) loss and inflationary impacts on tax balances	$(6,924)	$(24,264)
Adjusted net income attributable to equity holders of SSR Mining (Non-GAAP)	$65,942	$110,735

Adjusted net income per share attributable to SSR Mining shareholders (Non-GAAP)
Basic	$0.31	$0.50
Diluted	$0.30	$0.48
(13)Fair value adjustments on acquired assets relate to the acquisition of Alacer's inventories and mineral properties.
(14)COVID-19 related costs include direct, incremental costs associated with COVID-19 at all operations.

Non-GAAP Measure - Free Cash Flow
The Company uses free cash flow to supplement information in its condensed consolidated financial statements. The most directly comparable financial measures prepared in accordance with GAAP is cash provided by operating activities. The Company believes that in addition to conventional measures prepared in accordance with US GAAP, certain investors and analysts use this information to evaluate the ability of the Company to generate cash flow after capital investments and build the Company's cash resources. The Company calculates free cash flow by deducting cash capital spending from cash generated by operating activities.

The following table provides a reconciliation of cash provided by operating activities to free cash flow:

	Three months ended March 31,
(in thousands, unless otherwise noted)	2022	2021
Cash provided by operating activities (GAAP)	$62,187	$127,503
Expenditures on mineral properties, plant, and equipment	$(34,492)	$(55,711)
Free cash flow (non-GAAP)	$27,695	$71,792

SSR Mining Inc.	PAGE 14